UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

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On February 26, 2007, XM Satellite Radio Holdings Inc. issued the following press release with respect to its results for the quarter and fiscal year ended December 31, 2006.

FOR IMMEDIATE RELEASE

Investor Contact:	Joe Wilkinson, 202-380-4008, joe.wilkinson@xmradio.com
Richard Sloane, 202 380 1439, richard.sloane@xmradio.com
Media Contact:	Nathaniel Brown, 212-708-6170, nathaniel.brown@xmradio.com
Chance Patterson, 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2006 RESULTS

XM Adds Nearly 1.7 Million Net Subscribers in 2006;

2006 Revenue Increases 67% to $933 Million;

XM Achieves Positive Cash Flow from Operations in the Fourth Quarter of 2006

XM and Sirius to Combine in $13 Billion Merger of Equals

Washington D.C., February 26, 2007 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the fourth quarter and full year ended December 31, 2006. XM announced that 2006 revenue increased year over year by 67 percent to $933 million. XM added 1.696 million new net subscribers in 2006 for a total of 7.629 million subscribers, and XM achieved positive cash flow from operations in the fourth quarter.

“2006 was a pivotal year for XM,” said Hugh Panero, XM CEO. “The automobile market is emerging as a key catalyst for satellite radio’s future growth, and XM is well-positioned through its relationships with the nation’s largest and fastest-growing automakers. Our financial metrics are heading in the right direction as marketing costs have declined and our revenues have increased.”

Fourth Quarter and Full-Year Financial Results

For the fourth quarter of 2006, XM reported quarterly total revenue of $257.1 million, an increase of 45 percent over the $177.1 million total revenue reported in fourth quarter of 2005. XM’s full year 2006 total revenue was $933.4 million, an increase of 67 percent over the $558.3 million total revenue recorded in 2005. Subscription revenue grew 64 percent to $825.6 million from $502.6 million in 2005. Advertising revenue grew 76 percent to $35.3 million from $20.1 million These quarterly and annual increases in revenue were driven by our subscriber growth and increases in average revenue per subscriber in connection with our price increase implemented in the second quarter of 2005.

For the fourth quarter, subscriber acquisition cost (SAC), a component of cost per gross addition (CPGA) was $70 compared to $89 in the same period last year. CPGA in the fourth quarter was $128 compared to $141 in the same period last year. For full year 2006, SAC was $64, consistent with $64 in 2005, and CPGA was $108, compared to $109 in 2005.

XM reported an adjusted EBITDA loss of ($69.8) million for the fourth quarter of 2006, a substantial improvement from the adjusted EBITDA loss of ($172.9) million reported in the fourth quarter of 2005. For the full year 2006, XM reported an adjusted EBITDA loss of ($166.2) million down from the full year 2005 adjusted EBITDA loss of ($403.7) million. The decline in adjusted EBITDA loss primarily resulted from our increase in subscribers, growth in subscription margin and lower marketing costs.

Net loss for the fourth quarter of 2006 was ($256.7) million, which included the following non-cash items totaling ($79.0) million of the net loss: a charge of $(57.6) million to reflect an impairment in our 23% ownership in Canadian Satellite Radio and charges of ($21.4) million from our balance sheet restructuring. XM’s net loss for the fourth quarter of 2005 was ($268.3) million which included charges of ($25.3) million from our balance sheet restructuring.

Full year net loss was ($718.9) million, which included the following non-cash items totaling ($198.8) million of the net loss: impairment charges of ($76.6) million in our investments in WorldSpace and Canadian Satellite Radio and charges of ($122.2) million from our balance sheet restructuring. XM’s net loss for the full year 2005 was ($666.7) million which included charges of ($27.6) million from our balance sheet restructuring.

Successful Balance Sheet Restructuring Concludes

In 2006, the company successfully completed a major recapitalization by leveraging its improving credit profile to transition to a largely unsecured capital structure, reducing interest expense by refinancing the debt issued earlier in the company’s development, extending debt maturities and enhancing its liquidity position. In conjunction with the refinancing, the company established a secured $250 million revolving credit facility maturing in 2009 with a syndicate of blue chip banks and increased the size of the credit facility with GM by $50 million to $150 million.

Also in 2006, to further simplify the balance sheet, XM redeemed all outstanding shares of Series B Convertible Preferred Stock, converted all of its Series C Convertible Preferred Stock into 14.5 million Class A common shares, and incentivized the conversion of $146.6 million aggregate fully accreted face amount of 10% Senior Secured Discount Convertible notes by issuing 48.8 million shares of common stock.

In February 2007, the company entered into a sale-leaseback of the transponders on the XM-4 satellite whereby the company received $288.5 million of net proceeds of which $44 million was used to retire outstanding mortgages.

XM Extends Long-Term Agreements with Honda, Toyota; General Motors Expands XM Vehicle Production for 2007

2006 marked the first year that XM added more net new customers through auto dealerships than at retail. XM’s recent ten-year contract extensions with Toyota and Honda add to the momentum that XM has in the new car market.

General Motors, the leading automotive provider of XM radios, announced its plan to build more than 1.8 million vehicles with factory-installed XM in 2007. American Honda plans to equip more than 650,000 vehicles with factory XM radios this year and Toyota expects to produce more than one million vehicles with factory XM radios annually by 2010.

XM Completes New State-of-the-Art Satellite System with “Rhythm” and “Blues”

In December 2006, XM began broadcasting through its XM-4 satellite (known as “Blues”) manufactured by Boeing Satellite Systems International, Inc. The combination of “Rhythm,” the XM-3 satellite launched in February 2005, and “Blues” provides a solid foundation to deliver a full complement of digital broadcasts for at least the next 15 years. “Rhythm” and “Blues” replace XM’s original satellites “Rock” and “Roll,” which were launched in 2001 and will serve as in-orbit spares for the near-term.

XM and Sirius to Combine in $13 Billion Merger of Equals

XM Satellite Radio and Sirius Satellite Radio last week announced that they have entered into a definitive agreement, under which the companies will be combined in a tax-free, all-stock merger of equals with a combined enterprise value of approximately $13 billion, which includes net debt of approximately $1.6 billion. Under the terms of the agreement, XM shareholders will receive a fixed exchange ratio of 4.6 shares of Sirius common stock for each share of XM they own. XM and Sirius shareholders will each own approximately 50 percent of the combined company. The combination creates a nationwide audio entertainment provider with combined 2006 revenues of approximately $1.5 billion based on analysts’ consensus estimates. The transaction is subject to approval by both companies’ shareholders, the satisfaction of customary closing conditions and regulatory review and approvals, including antitrust agencies and the FCC. Pending regulatory approval, the companies expect the transaction to be completed by the end of 2007.

About XM

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 7.6 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com/.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 13, 2006, and its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 21, 2006, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2005, which was filed with the SEC on March 3, 2006 and its proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 25, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share and per share data)	2006	2005	2006	2005
Revenue:	(Unaudited)		(Unaudited)
Subscription	$220,542	$156,251	$825,626	$502,612
Activation	4,459	3,079	16,192	10,066
Merchandise	10,076	8,627	21,720	18,182
Net ad sales	11,045	7,283	35,330	20,103
Other	11,000	1,895	34,549	7,303

Total revenue	257,122	177,135	933,417	558,266

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	43,405	27,889	149,010	93,874
Customer care & billing operations (1)	28,850	24,560	104,871	76,222
Cost of merchandise	20,525	22,267	48,949	40,707
Ad sales (1)	4,768	3,644	15,961	10,058
Satellite & terrestrial (1)	12,729	11,353	49,019	42,355
Broadcast & operations:
Broadcast (1)	5,869	4,707	23,049	16,609
Operations (1)	9,164	6,851	34,683	24,460

Total broadcast & operations	15,033	11,558	57,732	41,069
Programming & content (1)	46,427	30,551	165,196	101,008

Total cost of revenue	171,737	131,822	590,738	405,293
Research & development (excludes depreciation and amortization, shown below) (1)	9,080	10,248	37,428	31,218
General & administrative (excludes depreciation and amortization, shown below) (1)	30,327	13,213	88,626	43,864
Marketing (excludes depreciation and amortization, shown below):
Retention & support (1)	9,064	6,584	31,842	22,275
Subsidies & distribution	73,464	113,852	241,601	264,719
Advertising & marketing	52,789	66,703	147,640	163,312

Marketing	135,317	187,139	421,083	450,306
Amortization of GM liability	6,504	9,313	29,760	37,250

Total marketing	141,821	196,452	450,843	487,556
Depreciation & amortization	44,043	39,028	168,880	145,870

Total operating expenses (1)	397,008	390,763	1,336,515	1,113,801

Operating loss	(139,886)	(213,628)	(403,098)	(555,535)
Other income (expense):
Interest income	3,499	7,218	21,664	23,586
Interest expense	(34,958)	(36,557)	(121,304)	(107,791)
Loss from de-leveraging transactions	(21,443)	(25,345)	(122,189)	(27,552)
Loss from impairment of investments	(57,646)	—	(76,572)	—
Equity in net loss of affiliate	(5,286)	(482)	(23,229)	(482)
Other income (expense)	233	1,061	5,842	3,389

Net loss before income taxes	(255,487)	(267,733)	(718,886)	(664,385)
Benefit from (provision for) deferred income taxes	(1,237)	(593)	14	(2,330)

Net loss	(256,724)	(268,326)	(718,872)	(666,715)

8.25% Series B and C preferred stock dividend requirement	(530)	(2,149)	(6,127)	(8,597)
8.25% Series B preferred stock retirement loss	—	—	(755)	—
8.25% Series C preferred stock retirement loss	(5,938)	—	(5,938)	—

Net loss attributable to common stockholders	$(263,192)	$(270,475)	$(731,692)	$(675,312)

Net loss per common share - basic and diluted	$(0.90)	$(1.22)	$2.70	$(3.07)
Weighted average shares used in computing net loss per common share - basic and diluted	293,797,483	221,929,446	270,586,682	219,620,468

Reconciliation of Net loss to Adjusted EBITDA:
Net loss as reported	$(256,724)	$(268,326)	$(718,872)	$(666,715)
Add back Net loss items not included in EBITDA:
Interest income	(3,499)	(7,218)	(21,664)	(23,586)
Interest expense	34,958	36,557	121,304	107,791
Depreciation & amortization	44,043	39,028	168,880	145,870
(Benefit from) provision for deferred income taxes	1,237	593	(14)	2,330

EBITDA (2)	(179,985)	(199,366)	(450,366)	(434,310)
Add back EBITDA items not included in Adjusted EBITDA:
Loss from de-leveraging transactions	21,443	25,345	122,189	27,552
Loss from impairment of investments	57,646	—	76,572	—
Equity in net loss of affiliate	5,286	482	23,229	482
Other (income) expense	(233)	(1,061)	(5,842)	(3,389)
Stock-based compensation (1)	26,024	1,741	68,046	5,966

Adjusted EBITDA (2)	$(69,819)	$(172,859)	$(166,172)	$(403,699)

Footnotes:

(1)	These captions include non-cash stock-based compensation expense as follows:

	Three months ended December 31,		Twelve months ended December 31,
(In thousands)	2006	2005	2006	2005
Customer care & billing operations	$615	$15	$1,338	$45
Ad sales	870	76	2,397	234
Satellite & terrestrial	1,010	98	2,649	287
Broadcast	1,131	78	2,880	240
Operations	853	31	2,425	96
Programming & content	4,216	185	10,878	840
Research & development	3,257	319	8,655	1,029
General & administrative	10,710	446	28,124	1,741
Retention & support	3,362	493	8,700	1,454

Total stock-based compensation	$26,024	$1,741	$68,046	$5,966

(2)	Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA is defined as EBITDA excluding loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliates, other income (expense) and stock-based compensation. We believe that Adjusted EBITDA provides a better measure of our core business operating results and improves comparability. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe Adjusted EBITDA is a useful measure of our operating performance. Adjusted EBITDA is a significant basis used by management to measure our success in acquiring, retaining and servicing subscribers because we believe this measure provides insight into our ability to grow revenues in a cost-effective manner. Adjusted EBITDA is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performances and value of similar companies in our industry.

Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. We believe Adjusted EBITDA provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. We believe it is appropriate to exclude depreciation, amortization and interest expense due to the variability of the timing of capital expenditures, estimated useful lives and fluctuation in interest rates. We exclude income taxes due to our tax losses and timing differences, certain periods will reflect a tax benefit, while others an expense, in which neither are reflective of our operating results. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to compare our core operating results with those similar companies in our industry.

Equity in net loss of affiliates represents our share of losses in an affiliate in which we exercise significant influence, but do not control. Management believes it is appropriate to exclude this loss when evaluating the performance of our core business operations. Additionally, we exclude loss from de-leveraging transactions, loss from impairment of investments and other income (expense) because these items represent activity outside of our core business operations.

There are limitations associated with the use of Adjusted EBITDA in evaluating our company compared with net loss, which reflects overall financial performance. These limitations include the inclusion of (1) interest income, (2) interest expense, (3) income taxes, (4) depreciation and amortization, (5) loss from de-leveraging transactions, (6) loss from impairment of investments, (7) equity in net loss of affiliates, (8) other income (expense) and (9) stock-based compensation in the computation of net loss. Users that wish to compare and evaluate our company based on our net loss should refer to our Consolidated Statements of Operations. Adjusted EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In addition, our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Effective for the three months ended March 31, 2007, we will consolidate our disclosures to present Adjusted operating loss and eliminate the use of EBITDA and Adjusted EBITDA. The calculation will be shown as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Reconciliation of Net loss to Adjusted operating loss:
Net loss as reported	$(256,724)	$(268,326)	$(718,872)	$(666,715)
Add back Net loss items excluded from adjusted operating loss:
Interest income	(3,499)	(7,218)	(21,664)	(23,586)
Interest expense	34,958	36,557	121,304	107,791
(Benefit from) provision for deferred income taxes	1,237	593	(14)	2,330
Loss from de-leveraging transactions	21,443	25,345	122,189	27,552
Loss from impairment of investments	57,646	—	76,572	—
Equity in net loss of affiliate	5,286	482	23,229	482
Other (income) expense	(233)	(1,061)	(5,842)	(3,389)

Operating Loss	(139,886)	(213,628)	(403,098)	(555,535)
Depreciation & amortization	44,043	39,028	168,880	145,870
Stock-based compensation (1)	26,024	1,741	68,046	5,966

Adjusted operating loss	$(69,819)	$(172,859)	$(166,172)	$(403,699)

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
(In thousands)	December 31, 2006	December 31, 2005
	(Unaudited)
SELECTED BALANCE SHEET DATA
Cash and cash equivalents (1)	$218,216	$710,991
Restricted investments	2,098	5,438
System under construction	126,049	216,527
Property and equipment, net	849,662	673,672
DARS license	141,387	141,276
Investments	80,592	187,403
Total assets	1,840,618	2,223,661
Total subscriber deferred revenue	427,193	360,638
Total deferred income	140,695	151,210
Long-term debt, net of current portion	1,286,179	1,035,584
Total liabilities	2,238,498	2,142,713
Stockholders’ equity (deficit) (2)	(397,880)	80,948

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
SELECTED OPERATING METRICS (Unaudited)
Subscriber Data:
OEM and Rental Car Company Gross Subscriber Additions	524,413	438,169	2,085,396	1,916,374
Aftermarket and Data Gross Subscriber Additions	540,474	935,707	1,781,085	2,214,063

Total Gross Subscriber Additions (3)	1,064,887	1,373,876	3,866,481	4,130,437
OEM and Rental Car Company Net Subscriber Additions	171,838	115,895	883,934	980,827
Aftermarket and Data Net Subscriber Additions	270,841	782,420	811,661	1,723,006

Total Net Subscriber Additions (4)	442,679	898,315	1,695,595	2,703,833
Conversion Rate (5)	52.4%	54.3%	53.3%	56.9%
Churn Rate (6)	1.79%	1.57%	1.77%	1.46%
Aftermarket Subscribers	4,379,762	3,581,639	4,379,762	3,581,639
OEM Subscribers	2,655,404	1,827,427	2,655,404	1,827,427
Subscribers in OEM Promotional Periods	555,094	460,615	555,094	460,615
XM Activated Vehicles with Rental Car Companies	5,434	43,928	5,434	43,928
Data Services Subscribers	32,858	19,348	32,858	19,348

Total Ending Subscribers (7)	7,628,552	5,932,957	7,628,552	5,932,957
Percentage of Ending Subscribers on Annual and Multi-Year Plans (8)	44.2%	42.1%	44.2%	42.1%
Percentage of Ending Subscribers on Family Plans (8)	22.5%	19.0%	22.5%	19.0%
Revenue Data (monthly average):
Subscription Revenue per Aftermarket, OEM & Other Subscriber	$10.28	$10.21	$10.37	$9.97
Subscription Revenue per Subscriber in OEM Promotional Periods	$6.35	$5.84	$6.23	$5.79
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$3.10	$9.64	$5.96	$9.88
Subscription Revenue per Subscriber of Data Services	$34.33	$34.23	$31.74	$34.23
Average Monthly Subscription Revenue per Subscriber (“ARPU”) (9)	$10.07	$9.85	$10.09	$9.51
Net Ad Sales Revenue per Subscriber (10)	$0.50	$0.46	$0.43	$0.38
Activation, Equipment and Other Revenue per Subscriber	$1.17	$0.86	$0.89	$0.68

Total Revenue per Subscriber	$11.74	$11.17	$11.41	$10.57
Expense Data:
Subscriber Acquisition Costs (“SAC”) (11)	$70	$89	$64	$64
Cost Per Gross Addition (“CPGA”) (12)	$128	$141	$108	$109

Footnotes:

(1)	In addition to the Cash and cash equivalents available to the Company, the Company has a $250 million credit facility with a group of banks and a $150 million credit facility with GM.
(2)	We have not declared or paid any dividends on our Class A common stock since our date of inception.
(3)	Gross Subscriber Additions are paying subscribers newly activated in the reporting period. OEM subscribers include both newly activated promotional and non-promotional subscribers.
(4)	Net Subscriber Additions represent the total net incremental paying subscribers added during the period (Gross Subscribers Additions less Disconnects).
(5)	We measure the success of our OEM promotional programs based on the percentage of promotional subscribers that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” We measure conversion rate three months after the period in which the trial service ends.
(6)	Churn Rate represents the percentage of self-paying Aftermarket, OEM & Other Subscribers who discontinued service during the period divided by the monthly weighted average ending subscribers. Churn Rate does not include OEM promotional period deactivations or deactivations resulting from the change-out of XM-enabled rental car activity.
(7)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Aftermarket subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who receive a fixed period of XM service where XM receives revenue from the OEM for the trial period following the initial purchase or lease of the vehicle. In situations where XM receives no revenue from the OEM during the trial period, the subscriber is not included in XM’s subscriber count. Currently, at the time of sale, vehicle owners generally receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives but XM does not include these vehicles in their subscriber count. XM’s OEM partners generally indicate the inclusion of three months free of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM has entered into marketing arrangements with rental car companies which govern the rate which XM receives for providing audio service. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service, stand-alone XM Radio Online service, and stand-alone NavTraffic service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month. Stand-alone NavTraffic service is $9.95 per month.
(8)	XM receives a range of $9.99—$11.87 per month for annual and multi-year plans and $6.99 per month for a family plan.
(9)	Subscription Revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.
(10)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM system, net of agency commissions.
(11)	Subscriber acquisition costs include Subsidies & distribution (excluding on-going loyalty payments to distribution partners) and the negative gross profit on merchandise revenue. Subscriber acquisition costs are divided by the appropriate gross additions or units manufactured to calculate what we refer to as “SAC.”
(12)	CPGA costs include the amounts in SAC, as well as Advertising & marketing and on-going loyalty payments to distribution partners. CPGA costs do not include marketing staff (included in Retention & support) or the amortization of the GM guaranteed payments (included in Amortization of GM liability). These costs are divided by the gross additions for the period to calculate what refer to as "CPGA".